Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of Ferroglobe PLC of our report dated August 26, 2015 relating to the financial statements of Globe Specialty Metals, Inc. and the effectiveness of Globe Specialty Metal, Inc.’s internal control over financial reporting, appearing in the prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Miami, Florida

February 17, 2016